Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Pre-effective Amendment No. 1 to the Registration Statement (Form F-3 No. 333-168694 and 333-168694-01) of Manulife Financial Corporation and John Hancock Life Insurance Company (U.S.A) pertaining to John Hancock Life Insurance Company (U.S.A)’s plan to issue and offer a single payment modified guarantee deferred annuity contract and Manulife Financial Corporation’s subordinated guarantee relating thereto and to the incorporation by reference therein of our reports (a) dated March 18, 2011, with respect to the consolidated financial statements of Manulife Financial Corporation as at December 31, 2010 and 2009 and for the years then ended and the effectiveness of internal control over financial reporting of Manulife Financial Corporation as at December 31, 2010; and (b) dated March 19, 2010, with respect to the consolidated financial statements of Manulife Financial Corporation as at December 31, 2009 and 2008 and for the years then ended and the effectiveness of internal control over financial reporting of Manulife Financial Corporation as at December 31, 2009, filed with the Securities and Exchange Commission.

Toronto, Canada June 27, 2011	Chartered Accountants Licensed Public Accountants